Exhibit 16(c)(xx)

Preliminary Draft | Subject to Review and Revision by Citi’s Fairness Opinion Committee Citi | Investment Banking Project Stellar Special Committee Discussion Materials March 31, 2026 Strictly Private and Confidential

Revision by Citi’s Fairness Opinion Committee Confidential Material Disclaimer The following pages contain material provided to the Special Committee of the Board of Directors (the “Special Committee”) of Utz Brands, Inc. (the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a possible transaction involving the Company. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company as the Special Committee of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee of the Company. The accompanying material is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice. 2

1. Transaction Overview

Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Summary of Ithaca's Non-Binding Proposal (March 18th, 2026)

Proposal	• **Acquire all fully diluted Class A shares of Ulysses for $11.00/share in cash**
	  ○ ~45% premium over last closing price of $7.61 (as of March 17, 2026) – *as stated in letter*
	  ○ ~21% premium over 30-day VWAP of $9.12 (as of March 17, 2026) – *as stated in letter*
	• Roll over all existing units of Ulysses Brands Holdings, LLC held by the Rice / Lissette family (the "Family")
	• Cancel all existing Class V shares

Transaction Structure	• Reverse subsidiary merger via newly formed U.S. subsidiary of Ithaca • Ulysses will continue to operate as a holding company and managing member of Ulysses Brands Holdings, LLC • Post-close initial ownership: 50% Ithaca / 50% Family
Financing	• All cash deal; no financing condition • Funding from cash and existing credit facilities of Ithaca, new external debt, rollover of existing equipment debt
Due Diligence & Advisors	• Prepared to complete diligence on an expedited basis (no specific timing shared) • Customary diligence will include: commercial, supply chain, accounting, tax, legal • Advisors: BofA Securities (Financial), Skadden (Legal), EY (Accounting & Tax)
Management	• Management team viewed as critical to ongoing success; continued roles and incentive arrangements with select individuals
Dividends & Distributions	• Ulysses will not make any special or unusual distributions of cash (aside from regularly scheduled dividends) • Ulysses will not engage in any further share repurchases beyond what is already committed
Internal Approvals	• Proposal has received all required internal approvals from both the Ithaca Board and the shareholders of Ithaca
Approvals & Conditions	• Proposal is conditioned on: (1) negotiating terms of the rollover; (2) a shareholder's agreement with the Family; (3) mutually agreed treatment of the Tax Receivable Agreement; (4) approval by Ulysses' Special Committee; and (5) approval of a majority of disinterested Ulysses stockholders • Proposal remains subject to confirmatory diligence and customary closing conditions (including regulatory approvals) • Execution of definitive transactions conditioned on obtaining the Family's consent as per required by the Investor Rights Agreement

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2. Preliminary Financial Analyses

Preliminary Draft | Subject to Review and Revision by Citi’s Fairness Opinion Committee Ulysses Relative Share Price Performance Last 3 Years Share Price Performance Share Price Performance (March 30, 2023 – March 30, 2026; Rebased to Ulysses) 1-Month YTD 1-Year 2-Year 3-Year Ulysses (15.7%) (23.9%) (44.4%) (57.5%) (51.9%) $45 Mid-Cap Food (12.2) (21.8) (45.5) (51.0) (51.6) S&P 500 (7.8) (7.5) 13.7 20.7 56.6 $35 $25 +56.6% $16.29 $15 (51.6%) $7.83 $5 (51.9%) Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 Ulysses Mid-Cap Food(1) S&P 500 Relative Share Price Performance – Last 52 Weeks Relative Share Price Performance – Last 90 Days (March 30, 2025 – March 30, 2026) (December 30, 2025 – March 30, 2026) Mid-Cap Food Mid-Cap Food 13.7% 13.1% (15.6%) (2.2%) (20.1%) (23.1%) (8.0%) (10.1%) (38.0%) (14.9%) (44.4%) (25.0%) (23.4%) (55.7%) (57.6%) (26.5%) (78.2%) (39.5%) Ulysses S&P 500 Ulysses S&P 500 6 Source: FactSet. Market data as of March 30, 2026. (1) Mid-Cap Food index includes Post Holdings, Marzetti, Flowers Foods, BellRing, B&G Foods, Simply Good Foods, and J&J Snack Foods.

Preliminary Draft | Subject to Review and Revision by Citi’s Fairness Opinion Committee Ulysses Next Twelve Months EBITDA Multiple Over Time Last 3 Years Firm Value / Next Twelve Months EBITDA Median FV / NTM EBITDA (March 30, 2023 – March 30, 2026) Current 1-Month YTD 1-Year 2-Year 3-Year 20x Ulysses 8.1x 8.2x 9.6x 11.7x 12.8x 14.7x Mid-Cap Food 7.8 7.9 8.2 9.3 11.8 12.9 17.8x 15.3x 15x 8.1x 10x (9.7x) 7.8x (7.5x) 5x Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 Ulysses Mid-Cap Food(1) Relative Valuation Delta – Last 52 Weeks Relative Valuation Delta – Last 90 Days (March 30, 2025 – March 30, 2026) (December 30, 2025 – March 30, 2026) Mid-Cap Food Mid-Cap Food (0.0x) (1.3x) (1.3x) (0.2x) (0.5x) (0.6x) (0.9x) (4.3x) (4.5x) (5.2x) (7.3x) (2.2x) (2.3x) (2.9x) (2.9x) (14.0x) Ulysses Ulysses 7 Source: FactSet. Market data as of March 30, 2026. (1) Mid-Cap Food index includes Post Holdings, Marzetti, Flowers Foods, BellRing, B&G Foods, Simply Good Foods, and J&J Snack Foods.

Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Ulysses Summary Financial Forecast

Historicals
Ulysses LRP
Wall Street Consensus

Net Sales

($ in millions)



$1,438
$1,405
$1,439
$1,513
$1,496
$1,541
$1,518
$1,609
$1,673
$1,770
$1,803
2023A
2024A
2025A
2026AOP(1)
2027E
2028E
2029E
2030E(1)
2031E

Based on 52-wks: 3.2% (2026AOP) | Based on 52-wks: 3.8% (2027E) | Based on 52-wks: 3.8% (2030E) | Based on 52-wks: 3.8% (2031E)

% Growth	2023A	2024A	2025A	2026AOP(1)	2027E	2028E	2029E	2030E(1)	2031E
	2.1%	(2.3%)	2.4%	5.2%/4.0%	1.8%/1.5%	4.4%	4.0%	5.8%	1.8%

Adj. Gross Profit

(millions)



$351
$414
$465
$503
$493
$534
$511
$567
$599
$637
$650
2023A
2024A
2025A
2026AOP(1)
2027E
2028E
2029E
2030E(1)
2031E

% Margin	2023A	2024A	2025A	2026AOP(1)	2027E	2028E	2029E	2030E(1)	2031E
	24.4%	29.4%	32.3%	33.2%/32.9%	34.7%/33.7%	35.2%	35.8%	36.0%	36.1%

Adj. EBITDA(2)

($ in millions)



$187
$200
$216
$232
$232
$246
$242
$263
$283
$310
$325
2023A
2024A
2025A
2026AOP(1)
2027E
2028E
2029E
2030E(1)
2031E

% Margin	2023A	2024A	2025A	2026AOP(1)	2027E	2028E	2029E	2030E(1)	2031E
	13.0%	14.3%	15.0%	15.3%/15.5%	16.0%/15.9%	16.3%	16.9%	17.5%	18.1%

Adj. EBITDA(2) less Capex

($ in millions)



$132
$91
$107
$151
$193
$205
$225
$251
$267
2023A
2024A
2025A
2026AOP(1)
2027E
2028E
2029E
2030E(1)
2031E

% of Adjusted EBITDA	2023A	2024A	2025A	2026AOP(1)	2027E	2028E	2029E	2030E(1)	2031E
	70.2%	45.6%	49.6%	65.1%	78.5%	78.2%	79.4%	81.2%	82.1%

Source: Financial forecasts and other information and data relating to Ulysses prepared by Ulysses management ("Ulysses Forecasts"), public filings, FactSet. Market data as of March 30, 2026.
Note: Consensus estimates excludes brokers who did not update post Q4 2025 earnings.
(1) 2026AOP and 2030E reflect 53-week year (vs. 52 weeks in other years).
(2) EBITDA is not burdened by share based compensation.

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Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Summary of Preliminary Financial Analysis

Current Share Price: $7.83

Proposal Price $11.00

	Implied Equity Value per Share Reference Ranges (Low)	Implied Equity Value per Share Reference Ranges (High)	Assumptions	Implied Firm Value ($bn) Low	Implied Firm Value ($bn) High	Implied FV / 2026AOP EBITDA EBITDA of $232mm Low	Implied FV / 2026AOP EBITDA EBITDA of $232mm High
Illustrative Discounted Cash Flow Analysis	$10.20	$14.25	• Valuation date of December 28, 2025 (FYE) • Assumes 8.0% - 8.6% WACC • Assumes 1.5% - 2.5% perpetuity growth rate • Does not express view on any payments under the tax receivable agreement • Does not include special dividends to Ulysses Class A Common Stock as still assessing	$2.2	$2.8	9.7x	12.2x
Illustrative Future Share Price Analysis	$8.30	$14.90	• Based on NTM multiple range of 8.1x (current) to 11.7x (1-year median) • Applied to 2027E - 2029E EBITDA of $246mm, $263mm, $283mm, respectively • Discounted at a midpoint cost of equity of 9.8%	$2.0	$2.9	8.5x	12.6x
Selected Publicly Traded Companies Analysis *(FV / 2027E)*	$6.00	$9.35	• Based on + / - 1.0x median of Selected Mid-Cap Food Public Companies • Reflects range of 6.6x to 8.6x 2027E EBITDA • Reflects 2027E EBITDA of $246mm	$1.6	$2.1	7.0x	9.1x
Selected Precedent Transactions Analysis	$10.30	$13.25	• Based on + / - 1.0x median Selected Mid-Cap Food Precedent Transactions • Reflects range of 10.4x to 12.4x LTM EBITDA • Reflects LTM EBITDA (12/28/2025) of $216mm	$2.3	$2.7	9.7x	11.6x
For Reference Only: All Cash Premiums Paid	$10.20	$11.75	• Based on median of all-cash premiums paid since 2023 • 30% - 50% premium to current Ulysses price of $7.83	$2.2	$2.5	9.7x	10.7x
For Reference Only: 52-Week Intraday Trading Range	$7.12	$14.67	• 52-week intra-day high on July 23, 2025 • 52-week intra-day low on March 25, 2026	$1.8	$2.9	7.7x	12.5x
For Reference Only: Selected Research Analyst Price Targets (Not Discounted)[1]	$10.00	$17.00	• Low of $10.00 per share (UBS) • High of $17.00 per share (RBC) • Median of $13.00 per share • Total Price Targets: 9	$2.2	$3.2	9.5x	14.0x

Source: Ulysses Forecasts, public filings, FactSet. Market data as of March 30, 2026.

Note: Ulysses fiscal year ends the last Sunday closest to December 31. Implied share price rounded to the nearest $0.05 (except for 52-week Intraday Trading Range).

(1) Excludes brokers who did not update post Q4 2025 earnings.

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Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Ulysses at Various Illustrative Prices

($ in millions, except per share data)		@ Market $7.83	Proposal Price Per Share $11.00
Share Price - Premium (Discount) to:	*Metric*		
Last Close (March 30, 2026)	$7.83	--	40.5%
Non-Binding Proposal (March 17, 2026)	7.61	2.9	44.5
30-Day VWAP	8.27	(5.3)	33.0
90-Day VWAP	9.41	(16.8)	16.9
Intra-day 52-Week High (July 23, 2025)	14.67	(46.6)	(25.0)
Intra-day 52-Week Low (March 25, 2026)	7.12	10.0	54.6
Research Analyst Price Target Median	13.00	(39.8)	(15.4)
Firm Value Build			
Fully Diluted Shares Outstanding (mm)[1]		146.0	146.1
Equity Value		$1,143	$1,607
(+) Debt		870	870
(–) Cash		(120)	(120)
Firm Value		$1,893	$2,357
Implied Valuation Metrics	*Metric*		
FV / 2025A (LTM) EBITDA	$216	8.7x	10.9x
Ulysses LRP	*Metric*		
FV / 2026AOP EBITDA	232	8.2	10.2
FV / 2027E EBITDA	246	7.7	9.6
FactSet Consensus (excludes brokers who did not update post Q4 2025 earnings)	*Metric*		
FV / 2026E EBITDA	232	8.2	10.2
FV / 2027E EBITDA	242	7.8	9.7

Source: Ulysses Forecasts, public filings, Bloomberg, FactSet. Market data as of March 30, 2026.
Note: Ulysses fiscal year ends the last Sunday closest to December 31. 30-Day and 90-Day VWAPs and Research Analyst Price Target Median from Bloomberg.
(1) FDSO assumes Treasury Stock Method including 143.8mm basic shares, 0.6mm options (weighted average strike price of $6.05), and 2.0mm RSUs / PSUs outstanding. Share count based on public filings, and to be further refined by Ulysses management.

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Appendix

Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Ulysses Discounted Cash Flow Analysis

($ in millions)	2026AOP	2027E	2028E	2029E	2030E	2031E	Terminal Year[1]
	For the Fiscal Year Ending Last Sunday Closest to December 31,						
Net Sales	$1,513	$1,541	$1,609	$1,673	$1,770	$1,803	$1,803
% Growth	5.2%	1.8%	4.4%	4.0%	5.8%	1.8%	
% Growth (based on 52-week year)	3.2%	3.8%	4.4%	4.0%	3.8%	3.8%	
Adj. EBITDA	$232	$246	$263	$283	$310	$325	$325
% Margin	15.3%	16.0%	16.3%	16.9%	17.5%	18.1%	
(-) Depreciation & Amortization	(104)	(107)	(104)	(104)	(102)	(102)	(58)
(-) Share Based Compensation	(17)	(17)	(17)	(17)	(17)	(17)	(17)
(+) Proceeds from Asset Sales	25	--	--	--	--	--	--
(-) Total Restructuring and Transformation	(45)	(25)	(15)	(15)	(15)	(15)	--
Cash EBIT	$91	$97	$126	$147	$175	$191	$250
% Margin	6.0%	6.3%	7.9%	8.8%	9.9%	10.6%	
(-) Taxes	(9)	(27)	(35)	(41)	(48)	(53)	(69)
% Tax Rate	10.0%	27.7%	27.7%	27.7%	27.7%	27.7%	27.7%
NOPAT	$82	$70	$91	$106	$126	$138	$181
(+) Depreciation & Amortization	104	107	104	104	102	102	58
(-) PP&E Capex	(61)	(42)	(48)	(50)	(52)	(52)	(52)
(-) Cloud Capex	(20)	(11)	(9)	(8)	(6)	(6)	(6)
(-) Change in NWC	--	(8)	(8)	(8)	(8)	(9)	(5)[2]
Unlevered Free Cash Flow	$105	$116	$131	$144	$162	$173	$176

Sensitivity Analysis

	Perpetuity Growth Rate		
	1.5%	2.0%	2.5%
WACC	Firm Value ($ in mm) as of 12/28/25		
8.0%	$2,480	$2,643	$2,835
8.3	2,354	2,498	2,666
8.6	2,239	2,367	2,517
WACC	Implied Equity Value per Share[3]		
8.0%	$11.84	$12.95	$14.26
8.3	10.98	11.96	13.11
8.6	10.20	11.07	12.09

	Perpetuity Growth Rate		
	1.5%	2.0%	2.5%
WACC	Implied Terminal EBITDA Multiple		
8.0%	8.8x	9.6x	10.6x
8.3	8.4	9.1	10.0
8.6	8.0	8.7	9.4
WACC	Implied 2026E EBITDA Multiple		
8.0%	10.7x	11.4x	12.2x
8.3	10.2	10.8	11.5
8.6	9.7	10.2	10.9

Firm Value Adjustments

($ in millions)	
Firm Value	$2,486
(-) Debt as of 12/28/2025	(870)
(+) Cash as of 12/28/2025	120
(+) NPV of NOLs[3]	12
Equity Value	$1,748
Common Shares Outstanding	143.8
Options (TSM)	0.3
RSUs / PSUs	2.0
Fully Diluted Shares Outstanding	146.1
Equity Value Per Share	$11.96

Discounted cash flow analysis does not express view on any payments under the tax receivable agreement.

Source: Ulysses Forecasts, public filings, FactSet. Market data as of March 30, 2026.
Note: Valuation date as of 12/28/2025. Ulysses fiscal year ends the last Sunday closest to December 31. Mid-year discount method for cashflows.
(1) Terminal change in net working capital assumed to be proportionate to midpoint of PGR of 2.0% based on 3.8% net sales growth in final year.
(2) Terminal change in NWC based on midpoint of implied perpetuity growth rate.
(3) NOLs carryforwards of $93mm as of December 28, 2025, assumed utilized against EBIT (for illustrative purposes) and discounted across illustrative WACC range.

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Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Illustrative WACC

WACC Build-Up

Target Net Debt / Total Capital:		30.0 –	40.0 %
Median Capital Structure of Selected Companies:			37.0 %
After-Tax Cost of Debt:			5.6 %
Expected Long-Term Yield:			7.8 %
– Current Statutory Marginal Tax Rate:			27.7 %[1]
Cost of Equity:	5.7% Equity Market Risk Premium	9.2 –	9.5 %
	6.7% Equity Market Risk Premium	9.9 –	10.3 %
Risk-Free Rate (20-Year CMT Bond):			5.0 %
Assumed Equity Market Risk Premium - low:			5.7 %
Assumed Equity Market Risk Premium - high:			6.7 %
Relevered Equity Beta:		0.74 –	0.79
– Unlevered Asset Beta:			0.63[2]
– Selected "Standard" Beta Measurement Period (Years):			5
– Implied Net Debt / Equity Ratio:		42.9 –	66.7 %
Small Cap Risk Premium:			0.0 %
High-Yield Issuer? (Y / N)			Y
Weighted Average Cost of Capital:		8.0 –	8.6 %
	5.7% Equity Market Risk Premium	8.1 –	8.0 %
	6.7% Equity Market Risk Premium	8.6 –	8.4 %

Low-end of WACC is based on low-end of equity market risk premium (5.7%) and high-end of net debt / total capital ratio. High-end is based on high-end of equity market risk premium (6.7%) and low-end of capital structure.

Cost of Debt Related Metrics

	Value of Net Debt	Market Value of Equity	Net Debt / Total Capital	Current Statutory Marginal Tax Rate	Long-Term Yield
Flowers Foods	$1,743	$1,796	49.3%	25.0%	6.5%
B&G Foods	1,771	436	80.3	25.0	9.3
Simply Good Foods	203	1,371	12.9	25.0	5.5
Post Holdings	7,105	4,820	59.6	25.0	6.6
BellRing Brands	1,121	1,906	37.0	25.0	7.0
The Marzetti Company	(2)	3,851	(0.0)	25.0	NA
J&J Snack Foods	(65)	1,542	(4.4)	25.0	NA
Median	**$1,121**	**$1,796**	**37.0%**		**6.6%**
Average	**1,696**	**2,246**	**33.5**		**7.0**
Ulysses	$750	$1,143	39.6% [3]	27.7%[1]	7.8%

Cost of Equity Related Metrics

	Adjusted Equity Beta (Bloomberg)[4]	Beta Estimation Period (Yrs)	High Yield Issuer	Debt Beta	Unlevering Tax Rate	Unlevered Asset Beta[5][6]
Flowers Foods	0.50	5.0		0.0	25.0%	0.29
B&G Foods	0.71	5.0	Y	0.3	25.0	0.40
Simply Good Foods	0.68	5.0	Y	0.3	25.0	0.64
Post Holdings	0.59	5.0	Y	0.3	25.0	0.44
BellRing Brands	0.80	5.0	Y	0.3	25.0	0.65
The Marzetti Company	0.50	5.0		0.0	25.0	0.50
J&J Snack Foods	0.56	5.0		0.0	25.0	0.57
Median	**0.59**					**0.50**
Average	**0.62**					**0.50**
Ulysses	0.79	5.0	Y	0.3	27.7% [1]	0.63

Source: Public filings, Bloomberg, and FactSet. Market data as of March 30, 2026.
(1) Tax rate for Ulysses.
(2) Reflects unlevered asset beta for Ulysses.
(3) Net debt for Utz includes term debt, notes payable, and cash & cash equivalents.
(4) Adjusted Equity Beta based on weekly beta estimates per Bloomberg using MSCI total returns index since March 30, 2021.
(5) Adjusted Equity Betas for high-yield issuers are adjusted by adding (0.30 x (1-Statutory Marginal Tax Rate) x (Book Value of Debt / Market Value of Equity)).
(6) Represents Post-High-Yield-Adjusted Equity Beta divided by 1 + ((1-Statutory Marginal Tax Rate) x (Book Value of Debt/Market Value of Equity)).

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Preliminary Draft | Subject to Review and Revision by Citi’s Fairness Opinion Committee Illustrative Ulysses Future Share Price Analysis Illustrative Future Share Price Analysis Illustrative Discounted Future Share Price Analysis ($ per share) ($ per share, discounted at an illustrative cost of equity of 9.8%) Ulysses 1-Year Median NTM EBITDA @ 11.7x Ulysses NTM EBITDA @ 8.1x (Current Consensus Multiple) $19.25 $16.95 $15.05 $14.90 $14.40 $14.00 $12.20 $10.40 $9.45 $8.90 $8.85 $8.30 $7.83 $7.83 Current YE 2026 YE 2027 YE 2028 Current YE 2026 YE 2027 YE 2028 NTM EBITDA $234 $246 $263 $283 Shown for illustrative and informational reference purposes and not as an indication of actual future trading prices or other results which will be affected by various factors, including financial performance and market conditions. This reflects an arithmetic exercise assuming the Company’s shares trade at an illustrative multiple range. 14 Source: Ulysses Forecasts, public filings, FactSet. Market data as of March 30, 2026. Note: Illustrative future share prices rounded to the nearest $0.05. Assumes impact from dividends; no planned share repurchases. Ulysses fiscal year ends the last Sunday closest to December 31.

Revision by Citi’s Fairness Opinion Committee Selected Mid-Cap Food Publicly Traded Companies Operational Benchmarking Mid-Cap Food Ulysses Ulysses Consensus Forecasts Firm Value* ($ in bn) $1.9 NA $12.5 $3.8 $3.5 $3.0 $2.2 $1.6 $1.5 Revenue CAGR (CY2025A-CY2027E) Median: 1.2% 3.5% 4.4% 2.7% 1.7% (1) 2.5% 1.2% 0.4% 0.4% (0.4%) EBITDA CAGR (CY2025A-CY2027E) Median: 1.5% 5.9% 6.6% (2) 1.5% 3.9% 4.5% 3.4% (1.0%) (3.7%)(1)(2) (5.8%)(2) EBITDA Margin (CY2026E) Median: 16.7% 18.8% 16.7%(2) 17.7% 16.6%(2) 19.0% 15.5% 15.3% 12.0% 9.8%(2) Source: Public filings and FactSet. Market data as of March 30, 2026. Note: “*” denotes sort order. (1) 2025A pro forma for acquisition of Del Monte Foods’ stock & broth businesses and divestitures of Green Giant Canada and Green Giant U.S. frozen vegetables businesses. Assumes incremental net sales of $115 million and incremental EBITDA of $20 million from Del Monte 15 Foods’ stock and broth businesses, and a reduction in net sales in the amount of $240 million from Green Giant asset sales. (2) EBITDA figures include add-back of stock-based compensation expense to align with Ulysses reporting. Assumes LFY % of sales applied to consensus forecast period for each company as applicable.

Revision by Citi’s Fairness Opinion Committee Selected Mid-Cap Food Publicly Traded Companies Valuation Benchmarking Mid-Cap Food Ulysses Consensus Firm Value* ($ in bn) $1.9 $12.5 $3.8 $3.5 $3.0 $2.2 $1.6 $1.5 Firm Value / CY2026E EBITDA Median: 7.7x 11.8x(1) 8.2x 7.9x 7.7x (1) 7.0x (1) 7.0x 7.9x 5.6x Firm Value / CY2027E EBITDA Median: 7.6x 11.5x(1) 7.8x 7.8x 7.8x (1) 7.0x (1) 7.6x 6.6x 5.2x Source: Public filings and FactSet. Market data as of March 30, 2026. 16 Note: “*” denotes sort order. (1) EBITDA figures include add-back of stock-based compensation expense to align with Ulysses reporting. Assumes LFY % of sales applied to consensus forecast period for each company as applicable.

Preliminary Draft | Subject to Review and Revision by Citi’s Fairness Opinion Committee Selected Mid-Cap Food Precedent Transactions Firm Value / LTM EBITDA Median: 11.4x 19.9x(3) 17.8x 15.7x 11.1x (1) 12.5x (4)(5) 10.7x 9.6x (2) 11.4x 8.3x(4) Ann. Date Feb-12 Jan-13 Jan-15 Oct-15 Dec-17 Feb-21 Sep-23 Jul-25 Nov-25 Target Acquirer Firm Value $2.7 $0.7 $1.2 $1.9 $6.3 $3.4 $5.5 $3.1 $2.9 ($bn) Source: Public filings, investor presentations, press releases, and Wall Street research. (1) Reflects multiple estimated by Stephens, Inc. research report published January 4, 2013. Assumes 16% margin on reported $370mm of sales and $6mm in D&A. (2) LTM EBITDA reflects mid-point of company-provided CY2014 guidance issued at time of announcement ($119-$120mm). (3) Reflects multiple based on company CY2017 guidance per investor presentation at time of announcement. 17 (4) LTM EBITDA includes add-back of stock-based compensation expense to align with Ulysses reporting. (5) LTM EBITDA reflects preliminary Q2 2025 Adj. EBITDA figure published at time of announcement.

Revision by Citi’s Fairness Opinion Committee U.S. 1-Day Premiums Paid Summary (All Cash Only Announced Deals) 50% 43% Median: 39% 35% 29% 2023 2024 2025 2026 All Deals (Count) 67 78 91 22 Source: Deal Point Data. 18 Note: All-cash transactions over $500mm involving U.S. public targets announced since January 1, 2023. Premiums are adjusted for pre-announcement rumors within one month or confirmed sale processes/merger talks within six months; only for deals with acquiror seeking to buy 50%+ in a deal; data as of March 2026.

Preliminary Draft | Subject to Review and Revision by Citi's Fairness Opinion Committee

Ulysses Analyst Ratings

Last 12 Months Ratings Evolution

(March 30, 2025 – March 30, 2026)


100%
75%
50%
25%
0%
$17.50
$14.09
$20
$13.00
$10
$7.83
$0
27%
33%
73%
67%
Mar 25
Apr 25
May 25
Jun 25
Jul 25
Aug 25
Sep 25
Oct 25
Nov 25
Dec 25
Jan 26
Feb 26
Mar 26
Buy
Hold
Sell
Price
Target Price

Select Broker Price Targets & Valuation Methodologies[1]

Broker	Date	Rating	Target Price	Premium to Current	Valuation Methodology
Mizuho	3/30/2026	Buy	$14.00	79%	Undisclosed
TD Cowen	3/30/2026	Hold	11.00	40	9.5x FV / FY27 EBITDA Multiple
Stephens	3/26/2026	Buy	14.00	79	FV / EBITDA Multiple[2]
RBC	3/26/2026	Buy	17.00	117	Based on 80% DCF (~7% WACC, 1% PGR) and 20% Precedent Transactions (~16x EV / EBITDA[2])
Barclays	3/24/2026	Buy	12.00	53	10.7x FV / FY26 EBITDA Multiple
Piper Sandler	3/22/2026	Buy	13.00	66	~10.5x FV / FY27 EBITDA Multiple
Oppenheimer	2/17/2026	Hold	*n/a*	*n/a*	*n/a*
Bank of America	2/12/2026	Buy	12.00	53	11x FV / FY27 EBITDA Multiple
UBS	2/12/2026	Hold	10.00	28	P / E and FV / EBITDA Multiple[2]
Jefferies	2/12/2026	Buy	14.00	79	~12x FV / FY27 EBITDA Multiple
Broker Median			**$13.00**	**66%**	

Source: Wall Street research, FactSet, and Bloomberg. Market data as of March 30, 2026.
(1) Excludes brokers who did not update post Q4 2025 earnings.
(2) Exact metrics for price target not disclosed.

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